As filed with the Securities and Exchange Commission on October 24, 2024

Registration No. 333-170609

Registration No. 333-222900

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-170609

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 REGISTRATION STATEMENT NO. 333-222900

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EDGIO, INC.

(Exact name of Registrant as specified in its charter)

Delaware	20-1677033
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

Edgio, Inc.

11811 North Tatum Blvd., Suite 3031

Phoenix, AZ 85028

(602) 850-5000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Todd Hinders

Chief Executive Officer

Edgio, Inc.

11811 North Tatum Blvd., Suite 3031

Phoenix, AZ 85028

(602) 850-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Rod Miller, Esq.

Milbank LLP

55 Hudson Yards

New York, New York 10001

(212) 530-5000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following registration statements on Form S-3 (together, the “Registration Statements”) filed by Edgio, Inc. (the “Company”):

•

The Registration Statement on Form S-3 (Registration Statement No. 333-170609), filed with the Securities and Exchange Commission (the “SEC”) on November 15, 2010, registering up to $150,000,000 in shares of common stock, par value $0.001 per share of the Company (the “Common Stock”), shares of preferred stock, par value $0.001 per share of the Company, depositary shares, warrants, debt securities and purchase units, and up to 15,000,0000 shares of Common Stock.

•

The Registration Statement on Form S-3 (Registration Statement No. 333-222900), filed with the SEC on February 7, 2018, registering up to 15,917,469 shares of Common Stock, as amended on February 21, 2018.

As previously disclosed on September 9, 2024, the Company and certain of its direct and indirect subsidiaries commenced voluntary cases (the “Chapter 11 Cases”) under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware.

As a result of the Chapter 11 Cases, the Company has terminated any and all offerings and sales of securities pursuant to the Registration Statements. These Post-Effective Amendments to the Registration Statements are being filed in order to deregister all securities that were registered under the Registration Statements and remain unissued thereunder. Furthermore, pursuant to the undertakings contained in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all such securities of the Company registered under the Registration Statements that remain unsold as of the date hereof, if any.

The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on October 24, 2024. The following person is signing these Post-Effective Amendments on behalf of the registrant in reliance upon Rule 478 under the Securities Act.

EDGIO, INC.

By:	/s/ Todd Hinders
Name: Todd Hinders
Title: Chief Executive Officer